Exhibit 5.1

[LETTERHEAD OF JONES DAY]

28 January 2015

New STERIS Limited

Chancery House

190 Waterside Road

Hamilton Industrial Park

Leicester

United Kingdom

LE5 1QZ

Re:	Registration Statement on Form S-4 of New STERIS Limited

Ladies and Gentlemen:

Introduction

We have acted as advisors as to English law to New STERIS Limited, a private limited company organized under the laws of England and Wales (the “Company”), in connection with the proposed issuance by the Company of ordinary shares (the “Ordinary Shares”) in the share capital of the Company, with a current nominal value of £0.10 each (which is subject to change), to (1) holders of ordinary stock of STERIS Corporation, an Ohio corporation (“STERIS”), pursuant to the Agreement and Plan of Merger, dated as of October 13, 2014 (the “Merger Agreement”), by and among the Company, STERIS, Solar US Holding Co., a Delaware corporation, Solar US Parent Co., a Delaware corporation, and Solar US Merger Sub Inc., a Delaware corporation (“Merger Sub”), which provides for the merger of Merger Sub with and into STERIS, with STERIS as the surviving company and an indirect wholly owned subsidiary of the Company and (2) holders of ordinary shares of Synergy Health plc, a public limited company organized under the laws of England and Wales (“Synergy”), pursuant to a scheme of arrangement under Part 26 of the UK Companies Act 2006 (the “Scheme of Arrangement”) as set out in the scheme document to be posted to the shareholders of Synergy (the “Scheme Document”) pursuant to which Synergy will become a direct wholly owned subsidiary of the Company. The Ordinary Shares are included in a registration statement on Form S-4 under the Securities Act of 1933 (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on 26 November 2014 (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

New STERIS Limited

January 28, 2015

Documents reviewed

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for such opinion.

Opinion

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Ordinary Shares, when issued pursuant to the terms of the Merger Agreement and the Scheme of Arrangement, as applicable, as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

Assumptions and qualifications

The opinions set forth above are subject to the following limitations, qualifications and assumptions.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

In rendering the foregoing opinions, we have assumed that:

(i) the Registration Statement, and any amendments thereto, will have become effective in accordance with their respective terms (and will remain effective at the time of issuance of the Ordinary Shares);

(ii) the Scheme of Arrangement, and any amendments thereto, will have become effective in accordance with their respective terms (and will remain effective at the time of issuance of the Ordinary Shares);

(iii) the resolutions authorizing the Company to issue, offer and sell the Ordinary Shares, and approving the terms of the Merger and the Scheme of Arrangement, will remain in full force and effect at all times at which the Ordinary Shares are offered or sold by the Company;

(iv) the genuineness of all signatures and seals and the authenticity and completeness of all documents submitted to us either as originals or copies;

(v) the conformity to the originals of all documents submitted to us as photocopies, portable document format (PDF) copies, facsimile copies or email versions;

New STERIS Limited

January 28, 2015

(vi) the information revealed by our search of 13 October 2014 and updated at 5 January 2015 of the public documents of the Company kept at Companies House in Cardiff (the “Company Search”) (i) was accurate in all respects and has not since then been altered or added to and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies; and

(vii) the information revealed by our oral enquiry on 5 January 2015 of the Central Registry of Winding up Petitions (the “Enquiry”) was accurate in all respects and has not since the time of such enquiry been altered or added to.

The Company Search is not capable of revealing conclusively whether or not:

(i) a winding up order has been made or a resolution passed for the winding up of a company;

(ii) an administration order has been made; or

(iii) a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

The Company Search and the Enquiry are not conclusive that no prior security exists because (i) not all security interests created by a company are required to be registered at the Companies Registry and (ii) a period of 21 days is allowed to effect registration of a charge with the Registrar of Companies.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition has been presented or an application for an administration order has been made nor will the search conclusively reveal whether a charge or other restriction or prohibition has been created in relation to the real property owned by the relevant party.

The Enquiry relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented, since details of the petition may not have been entered on the records of the

New STERIS Limited

January 28, 2015

Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to current petitions (and not those which may have been subsequently withdrawn or otherwise dealt with).

English law

The opinion expressed herein is limited to English law in effect on the date of this opinion, and we express no opinion as the laws of any other jurisdiction. This letter is to be governed by and construed in accordance with English law.

Consent

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day